EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Embecta Corp.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.01 per share)	Other(2)	3,189,000(3)	$10.245(2)	$32,671,305	$147.60 per $1,000,000	$4,822.28
Total Offering Amounts					$32,671,305	—	$4,822.28
Total Fee Offsets(4)							—
Net Fee Due							$4,822.28

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such additional and indeterminate number of shares of common stock (“Common Stock”) of Embecta Corp. (the “Registrant”) as may become issuable by reason of stock dividends, stock splits or similar transactions.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act, on the basis of the average of the high ($10.39) and low ($10.10) sales prices per share of the Common Stock on the “when issued” trading market as reported on the NASDAQ Global Select Market on May 2, 2024.

(3)	Represents shares of Common Stock issuable pursuant to awards granted under the Registrant’s 2022 Employee and Director Equity-Based Compensation Plan.

(4)	The Registrant does not have any fee offsets.